EX-99(12)(a)

Stradley Ronon Stevens & Young, LLP Suite 2600 2005 Market Street Philadelphia, PA 19103-7018 Telephone 215.564.8000 Fax 215.564.8120 www.stradley.com

October 21, 2011

Board of Directors
Delaware Investments Global Dividend and Income Fund, Inc.
2005 Market Street
Philadelphia, PA 19103

Board of Trustees
Delaware Enhanced Global Dividend and Income Fund
2005 Market Street
Philadelphia, PA 19103

Re:
Agreement and Plan of Reorganization, made as of the 20th day of October, 2011 (the “Agreement”), by and between Delaware Enhanced Global Dividend and Income Fund (“Acquiring Fund”), a statutory trust created under the laws of the State of Delaware, and Delaware Investments Global Dividend and Income Fund, Inc. (“Target Fund”), a corporation created under the laws of the State of Maryland.

Ladies and Gentlemen:

You have requested our opinion concerning certain federal income tax consequences of the reorganization of the Target Fund (the “Reorganization”), which will consist of: (i) the acquisition by Acquiring Fund of substantially all of the property, assets and goodwill of Target Fund in exchange solely for (a) full and fractional shares of beneficial interest, with no par value, of Acquiring Fund (“Acquiring Fund Shares”), which are voting securities and (b) the assumption by the Acquiring Fund of all of the stated liabilities of the Target Fund; (ii) the pro rata distribution of Acquiring Fund Shares to the holders of Target Fund common stock (“Target Fund Shares”), according to their respective interests in complete liquidation of Target Fund; and (iii) the dissolution of Target Fund as soon as practicable after the closing (hereinafter called the “Closing,” and the date of closing,  the “Closing Date”), all upon and subject to the terms and conditions of the Agreement.

Philadelphia, PA ● Malvern, PA ● Harrisburg, PA ● Wilmington, DE ● Cherry Hill, NJ ● Washington, DC

A Pennsylvania Limited Liability Partnership

Board of Directors, Delaware Investments Global Dividend and Income Fund, Inc.
Board of Trustees, Delaware Enhanced Global Dividend and Income Fund
October 21, 2011

In rendering our opinion, we have reviewed and relied upon:  (a) a copy of the executed Agreement, dated as of October 20, 2011; (b) the combined proxy statement/prospectus provided to shareholders of Target Fund in connection with a Special Meeting of Shareholders of the Target Fund held on September 21, 2011; (c) certain representations concerning the
Reorganization made to us by the Acquiring Fund and the Target Fund, in a letter dated October 21, 2011 (the “Representation Letter”); (e) all other documents, financial and other reports and corporate minutes we deemed relevant or appropriate; and (f) such statutes, regulations, rulings and decisions as we deemed material in rendering this opinion.  All capitalized terms used herein, unless otherwise defined, are used as defined in the Agreement.

For purposes of this opinion, we have assumed that the Target Fund on the Closing Date of the Reorganization satisfies, and immediately following the Closing Date of the Reorganization, the Acquiring Fund will continue to satisfy, the requirements of Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), for qualification as regulated investment companies.

Based on the foregoing, and provided the Reorganization is carried out in accordance with the applicable laws of the State of Delaware and the State of Maryland, the terms of the Agreement and the statements in the Representation Letter for the Target Fund and Acquiring Fund, it is our opinion that for federal income tax purposes:

1.           The acquisition by the Acquiring Fund of substantially all of the assets of the Target Fund in exchange solely for Acquiring Fund Shares, and the assumption by Acquiring Fund of certain of the liabilities of the Target Fund, followed by the distribution by the Target Fund to its shareholders of the Acquiring Fund Shares in complete liquidation of the Target Fund, will qualify as a reorganization within the meaning of Section 368(a)(1) of the Code, and the Acquiring Fund and Target Fund will each be a “party to the reorganization” within the meaning of Section 368(b) of the Code;

2.           No gain or loss will be recognized by the Target Fund upon the transfer of substantially all of its assets to, and assumption of certain of its liabilities by, the Acquiring Fund in exchange solely for Acquiring Fund Shares under Section 361(a) and Section 357(a) of the Code.

3.           No gain or loss will be recognized by the Acquiring Fund upon the receipt by it of substantially all of the assets of the Target Fund in exchange solely for Acquiring Fund Shares and the assumption of certain of the liabilities of Target Fund under Section 1032(a) of the Code;

4.           No gain or loss will be recognized by the Target Fund upon the distribution of the Acquiring Fund Shares to the Target Fund shareholders in liquidation of the Target Fund under Section 361(c)(1) of the Code;

5.           The tax basis of the assets of the Target Fund received by the Acquiring Fund will be the same as the tax basis of such assets to the Target Fund immediately prior to the exchange under Section 362(b) of the Code;

Board of Directors, Delaware Investments Global Dividend and Income Fund, Inc.
Board of Trustees, Delaware Enhanced Global Dividend and Income Fund
October 21, 2011

6.           The holding period of the assets of the Target Fund received by the Acquiring Fund will include the period during which such assets were held by the Target Fund under Section 1223(2) of the Code;

7.           No gain or loss will be recognized by the shareholders of the Target Fund upon the exchange of their Target Fund Shares for Acquiring Fund Shares (including fractional shares to which they may be entitled) under Section 354(a) of the Code;

8.           The aggregate tax basis of the Acquiring Fund Shares received by the Target Fund shareholders (including fractional shares to which they may be entitled) will be the same as the aggregate tax basis of the Target Fund Shares exchanged therefor under Section 358(a)(1) of the Code;

9.           The holding period of the Acquiring Fund Shares received by the Target Fund’s shareholders (including fractional shares to which they may be entitled) will include the holding period of the Target Fund Shares surrendered in exchange therefor, provided that the Target Fund Shares were held as a capital asset on the date of the Reorganization under Section 1223(l) of the Code; and

10.           The Acquiring Fund will succeed to and take into account as of the date of the transfer (as defined in Section 1.381(b)-1(b) of the regulations issued by the United States Department of the Treasury (the “Treasury Regulations”)) the items of the Target Fund described in Section 381(c) of the Code, subject to the conditions and limitations specified in Sections 381, 382, 383 and 384 of the Code, and the Treasury Regulations.

Notwithstanding anything to the contrary herein, we express no opinion as to the effect of the Reorganization on the Target Fund, the Acquiring Fund or any Target Fund shareholder with respect to any asset (including without limitation any stock held in a passive foreign investment company as defined in section 1297(a) of the Code or any contract described in Section 1256(b) of the Code) as to which any unrealized gain or loss is required to be recognized for federal income tax purposes at the end of a taxable year (or on the termination or transfer thereof) regardless of whether such transfer would otherwise be a non-taxable transaction under the Code.

Our opinion is based upon the Code, the applicable Treasury Regulations, the present positions of the Internal Revenue Service (the “Service”) as are set forth in published revenue rulings and revenue procedures, present administrative positions of the Service, and existing judicial decisions, all of which are subject to change either prospectively or retroactively.  We do not undertake to make any continuing analysis of the facts or relevant law following the date of the Reorganization.

Board of Directors, Delaware Investments Global Dividend and Income Fund, Inc.
Board of Trustees, Delaware Enhanced Global Dividend and Income Fund
October 21, 2011
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    Our opinion is conditioned upon the performance by the Target Fund and the Acquiring Fund of their respective undertakings in the Agreement and the Representation Letter. Our opinion is limited to the federal income tax consequences of the Reorganization set forth above, and we express no other opinion to any party as to the tax consequences, whether federal, state, local or foreign, with respect to (i) any other transaction or (ii) the effect, if any, of the Reorganization on any transaction not consummated in accordance with the Agreement and/or the effect, if any, of any such other transaction on the Reorganization.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement of the Acquiring Fund on Form N-14, and any amendments thereto, covering the registration of Acquiring Fund Shares under the Securities Act of 1933, as amended, to be issued in the Reorganization.

Very truly yours,

STRADLEY RONON STEVENS & YOUNG, LLP

/s/ Stradley Ronon Stevens & Young, LLP